EXHIBIT 10.2

DIRECTORS’ DEFERRED COMPENSATION PLAN

FARMERS AND MERCHANTS TRUST COMPANY OF CHAMBERSBURG
DIRECTORS’ DEFERRED COMPENSATION PLAN

WHEREAS, FARMERS AND MERCHANTS TRUST COMPANY OF CHAMBERSBURG does intend by the following instrument to establish a Deferred Compensation Plan for the exclusive benefit of its Directors; and

WHEREAS, the purpose of the Plan is to provide said individuals with the opportunity to defer the payment of certain fees due them;

NOW, THEREFORE, to carry the above intentions into effect, Farmers and Merchants Trust Company of Chambersburg does enter into this Plan this 1st day of July, 1986.

This Plan shall be known as the:

FARMERS AND MERCHANTS TRUST COMPANY OF CHAMBERSBURG DIRECTORS’ DEFERRED COMPENSATION PLAN

ARTICLE I

PURPOSE

The Bank recognizes that the members of its Board of Directors possess an intimate knowledge of the Bank, the community, and general business strategies. It further recognizes that the participation of its Directors is essential to the Bank’s continued growth and success. Accordingly, in order to retain and attract knowledgeable Directors, the Bank now adopts a plan allowing its Directors to defer their Director fees until their severance from the Board, as follows:

ARTICLE II

2.1  “BANK” means Farmers and Merchants Trust Company of Chambersburg and any successor thereto.

2.2  “BENEFICIARY” means the person or persons designated by a Participant pursuant to Section 5.4.

2.3  “DEFERRAL ELECTION FORM” shall mean a written agreement between a Participant and the Bank, whereby a Participant agrees to defer all or a portion of his Director Fees to be earned in the future, and the Bank agrees to make benefit payments in accordance with the provisions of the Plan.

2.4  “DEFERRED BENEFIT ACCOUNT” means the accounts maintained on the books of the Bank pursuant to Article IV. A separate Deferred Benefit Account shall be maintained for each Participant. A Participant’s Deferred Benefit Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participants pursuant to the Plan and shall be subject to Article VI hereof. A Participant’s Deferred Benefit Account shall not constitute or be treated as a trust fund of any kind.

2.5  “DETERMINATION DATE”  means December 31 of each Plan Year and, for each Participant, the date of death or date of Severance as applicable.

2.6  “DIRECTOR” means each individual who serves on the Bank’s Board of Directors and, except for the Chairman of the Board of the Bank, is not otherwise employed by the Bank.

2.7  “DIRECTOR FEES” means the compensation to a Director, as a Director, including but not limited to meeting or retainer fees.

2.8  “EFFECTIVE DATE” means July 1, 1986.

2.9  “PARTICIPANT” means each active Director who has deferred all or a portion of his Director Fees in accordance with Article III and any former Director who remains entitled to a benefit pursuant to Article V.

2.10 “PLAN” means the Farmers and Merchants Trust Company of Chambersburg Directors’ Deferred Compensation Plan as described in this instrument, and as amended from time to time.

2.11 “PLAN INTEREST YIELD” means the average for the Plan Year or part thereof preceding the Determination Date of the interest rate available on One Year U.S. Treasury Bills.

2.12 “PLAN YEAR” initially means the period beginning on July 1, 1986, and ending December 31, 1986. Thereafter, Plan Year means the 12 consecutive month period beginning on January 1 and ending on December 31.

2.13 “SEVERANCE” means voluntary or involuntary termination of Board membership for any reasons other then death, specifically excepting however a Termination for Cause.

2.14 “TERMINATION FOR CAUSE” means termination from the Bank’s Board of Directors as a result of willful misconduct or gross negligence in the performance by the Director of his duties as a Director.

ARTICLE III

3.1  Each Director who elects to defer all or a specified portion of Directors Fees pursuant to the terms provided herein shall execute a Deferral Election Form prior to the Plan Year for which the deferral shall first occur.

3.2  Each Director appointed to the Board during the course of a Plan Year may file a Deferral Election Form with respect to Director Fees to be earned in the future including those earned through the balance of such Plan Year.

3.3  An election to defer Director Fees pursuant to the Plan is irrevocable and shall continue until the earlier of a Participant’s death, Severance or Termination For Cause, Notwithstanding a Participant may change the deferred portion of his Director Fees or suspend deferrals effective for any subsequent Plan Year by executing a new Deferral Election Form prior to the first day of the Plan Year such change is to be effective.

ARTICLE IV

4.1  For recordkeeping purposes only, the Bank shall maintain separate Deferred Benefit Accounts for each Participant. The existence of these accounts shall not require any segregation of assets.

4.2  The amount of Director Fees that a Participant elects to defer shall be credited to the Participant’s Deferred Benefit Account throughout each Plan Year at such time as the Participant would otherwise be entitled to the Director Fees which are the source of the deferral.

4.3  On each Determination Date, the Bank shall credit each Deferred Benefit Account, an additional amount equal to the Plan Interest Yield.

ARTICLE V

BENEFITS

5.1  Within sixty (60) days of a Participant’s Termination For Cause, the Bank shall pay to the Participant a lump sum cash distribution, in lieu of any other benefit provided hereunder, equal to the Participant’s accumulated deferrals, without interest.

5.2  Within sixty (60) days of a Participant’s Severance or death, the Bank shall pay to the Participant, or in the event of a Participant’s death to the Participant’s Beneficiary, a deferred benefit. The amount of the deferred benefit shall be equal to Participant’s Deferred Benefit Account, determined pursuant to Article IV.

5.3  The Participant’s deferred benefit shall be payable as a lump sum, unless, prior to the calendar year of Severance or death, the Participant elects to have his deferred benefit payable over an optional payment period of five years. If the Participant shall elect against a lump-sum distribution, the Bank shall annuitize his deferred benefit utilizing the average of the Plan Interest Yield during the three calendar years immediately preceding the Participant’s Severance or death, and pay such annuitized benefit to the Participant, or if applicable, his Beneficiary, in equal annual installments.

5.4  The Participant may designate a Beneficiary by filing a written notice of such designation with the Bank in such form as the Bank requires and may include contingent beneficiaries. The Participant may from time to time change the designated Beneficiary or Beneficiaries without the consent of such Beneficiary by filing a new designation in writing with the Bank. (If a Participant maintains his primary residence in a state which has community property laws, the spouse of a married Participant shall join in any designation of a Beneficiary or Beneficiaries other than the spouse. If no designation shall be in effect at the time when any benefits payable under this Plan shall become due, the Beneficiary shall be representatives of the Participant’s estate.

5.5  To the extent required by the law in effect at the time payments are made, the Bank shall withhold any taxes required by the federal or any state or local government from payments made hereunder.

ARTICLE VI

UNFUNDED PLAN

6.1  Benefits are payable as they become due irrespective of any actual investments the Bank may make to meet its obligations. The Bank is under no obligation to purchase or maintain any asset, and any reference to investments is solely for the purpose of computing the value of benefits. Neither this Plan nor any action taken pursuant to the provisions of the Plan shall create or be considered to create a trust of any kind, or a fiduciary relationship between the Bank and the Participant, or any other person. To the extent a Participant or any other person acquires a right to receive payments from the Bank under this Plan, such right shall be no greater than the right of any unsecured creditor of Bank.

ARTICLE VII

ASSIGNMENT

7.1  No Participant, Beneficiary or heir shall have any right to commute, sell, transfer, assign or otherwise convey the right to receive any payment under the terms of this Plan. Any such attempted assignment shall be considered null and void.

ARTICLE VIII

AMENDMENT AND TERMINATION

8.1  The Plan may be amended in whole or in part by the Bank at any time. Notice of any such amendment shall be given in writing to each Participant and each Beneficiary of a deceased Participant.

8.2  Subject to Section 8.3, no amendment hereto shall permit amounts accumulated pursuant to the Plan prior to the amendment to be paid to be Participant or Beneficiary prior to the time he would otherwise be entitled hereto.

8.3  The Bank reserves the sole right to terminate the Plan (and/or the Deferral Election Form pertaining to any Participant) at any time prior to the commencement of payment of benefits, but only in the event that the Bank, in its sole discretion, shall determine that the economics of the Plan have been adversely and materially affected by a change in tax laws, other government action or other event beyond the control of the Participants and the Bank. In the event of any such termination, each affected Participant shall be entitled to a deferred benefit equal to the amount of his Deferred Benefit Account determined under Article IV, using the Deferral Election Form).

ARTICLE IX

MISCELLANEOUS

9.1  The benefits provided for the Participants under the Plan are in addition to benefits provided by any other plan or program of the Bank and, except as otherwise expressly provided for herein, the benefits of this Plan shall supplement and shall not supersede any plan or agreement between the Bank and any Participant or any provisions contained herein.

9.2  The Plan shall be governed and construed under the laws of the Commonwealth of Pennsylvania as in effect at the time of its adoption.

9.3. The courts of the Commonwealth of Pennsylvania shall have exclusive jurisdiction in any or all actions arising under this Plan.

9.4  The terms of this Plan shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators and successors.

9.5  The interest of any Participant or any Beneficiary receiving payments hereunder shall not be subject to anticipation, nor to voluntary or involuntary alienation until distribution is actually made.

9.6  All headings preceding the text of the several Articles hereof are inserted solely for the reference and shall not constitute a part of this Plan, nor affect its meaning, construction or effect.

9.7  Where the context admits, words in the masculine gender shall include the feminine and neuter genders.

FARMERS AND MERCHANTS TRUST COMPANY OF CHAMBERSBURG

Date:	By: